EXHIBIT 19.2

META PLATFORMS, INC.
10b5-1 TRADING PLAN POLICY
(Amended September 7, 2023)

I.BACKGROUND AND PURPOSE

A.Why has Meta adopted this policy?

This policy has been adopted to help you comply with the requirements necessary to properly implement and maintain an approved trading plan established pursuant to SEC Rule 10b5-1 (a “10b5-1 Trading Plan”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under applicable federal and state securities laws, it is generally illegal for any person to trade in the securities of Meta while in the possession of material non-public information about the company. Meta has adopted an “Insider Trading Policy” that sets forth the policies and procedures that have been implemented to assist your compliance with these laws. This policy on 10b5-1 Trading Plans makes reference to and uses terms that are defined in the Insider Trading Policy, so please review it in its entirety before reviewing this policy on 10b5-1 Trading Plans.

B.What is a 10b5-1 Trading Plan?

As provided in the Insider Trading Policy, transactions in Meta’s securities that are executed pursuant to an approved 10b5-1 Trading Plan will not be subject to the restrictions of the Insider Trading Policy, and SEC Rule 10b5-1 generally provides an affirmative defense from insider trading liability under the federal securities laws for securities trading plans meeting certain conditions, that are entered into in good faith when you are not in possession of material non-public information and with respect to which you act in good faith for the duration of the plan.

C.How does a 10b5-1 Trading Plan Work?

The 10b5-1 Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Once a 10b5-1 Trading Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of any trades under the plan. All 10b5-1 Trading Plans, including any modification or other change of such plans, must be pre-approved by the 10b5-1 Compliance Officer (as set forth in Section II(H) below) and may only be adopted or modified when you are not subject to a Closed Trading Period and not in possession of material non-public information.

D.Am I required to adopt a 10b5-1 Trading Plan? Am I subject to this policy if I am not required to adopt a 10b5-1 Trading Plan, but decide to do so voluntarily?

Subject to the Transition Period and Affiliated Fund Exclusion provisions described below, “10b5-1 Designated Persons” (as defined below) are required to conduct all purchase and sale transactions involving Meta’s securities, including the sale of Meta securities that they control through a trust or other entity, through a 10b5-1 Trading Plan and will not be entitled to conduct transactions in open trading windows outside of a 10b5-1 Trading Plan. However, bona fide gifts, any transfers pursuant to a divorce settlement/agreement or other similar court order, or transfers for estate planning purposes by 10b5-1 Designated Persons need not be conducted under a 10b5-1 Trading Plan. In addition, sales by foundations or other charitable entities controlled by 10b5-1 Designated Persons of shares received as a result of a bona fide gift need not be conducted under a 10b5-1 Trading Plan if (a) the underlying gift was effected during an open trading window while not in possession of material non-public information and (b) the decision to sell such gifted securities is made by an independent investment committee without any consultation with or influence of the transferor. For purposes of this policy, “10b5-1 Designated Persons” means the following individuals: (i) members of Meta’s Board of Directors, (ii) Meta’s "officers" as defined under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (collectively, “Section 16 officers”), and (iii) certain other individuals (such as members of management who report directly to Meta’s Chief Executive Officer) who may be designated from time to time by joint approval of the 10b5-1 Compliance Officer and Chief Financial Officer.

Other personnel who are not 10b5-1 Designated Persons may also adopt 10b5-1 Trading Plans, and those plans will also be subject to this policy in the same manner as plans adopted by 10b5-1 Designated Persons.

Affiliated Fund Exclusion: For purposes of members of the Board of Directors under this policy, “Meta securities” excludes all Meta securities held or controlled by venture capital investment partnerships or other similar entities affiliated with such directors, provided such directors or their immediate family members or an entity formed for the benefit of such directors or their immediate family members are not the primary beneficiaries of such partnerships or entities. An immediate family member of a director includes such director’s spouse (or spousal equivalent), parents, stepparents, children, stepchildren, siblings, dependents, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the director’s household.
Transition Period: If an individual is appointed to an employee role that is designated as a 10b5-1 Designated Person, or an employee is otherwise designated as a 10b5-1 Designated Person for the first time, such employee will be entitled to trade Meta securities outside of a 10b5-1 Trading Plan: (a) if appointed or designated during an open trading window, for the remainder of such open trading window, or (b) if appointed or designated during a closed trading window, for the duration of the next open trading window following such appointment or designation; provided however, that the foregoing transition period will not apply to any person appointed to a role that is designated a Section 16 officer position and will not apply to any person who was already required to conduct all trades of Meta securities through a 10b5-1 Trading Plan under this policy.

E.Who should I contact with questions about 10b5-1 Trading Plans?

Meta’s Chief Legal Officer administers this policy and Meta’s 10b5-1 Plan Standards (attached hereto as Exhibit A), and serves as the 10b5-1 Compliance Officer (the “10b5-1 Compliance Officer”). In the Chief Legal Officer’s absence, Meta’s Chief Financial Officer will serve as the 10b5-1 Compliance Officer. The 10b5-1 Compliance Officer may also designate one or more individuals in the legal department who may perform the functions of the 10b5-1 Compliance Officer. All determinations and interpretations by the 10b5-1 Compliance Officer will be final and not subject to further review.

II.10b5-1 TRADING PLANS – CONDITIONS OF IMPLEMENTATION

A person subject to the Insider Trading Policy may adopt a 10b5-1 Trading Plan and engage in transactions in Meta securities pursuant to such plan provided that each of the following conditions is satisfied and the general terms and circumstances of such plan are consistent with Meta’s 10b5-1 Plan Standards, attached here to as Exhibit A.

A.Intended to Satisfy the Affirmative Defense Conditions of Rule 10b5-1

The 10b5-1 Trading Plan must be intended to satisfy the affirmative defense conditions of Exchange Act Rule 10b5-1(c) and comply with the requirements of said Rule 10b5-1(c) and include a statement to that general effect which includes, but is not limited to, the fact that the plan was entered into in good faith and that you will act in good faith with respect to the plan for the duration of the plan.

B.Formulaic Execution or No Exercise of Discretion

With respect to any transaction in Meta securities, the 10b5-1 Trading Plan either (i) expressly specifies the amount, price and date, (ii) provides a written formula or algorithm, or computer program, for determining amounts, prices and dates, or (iii) does not permit the person subject to this policy to exercise any subsequent influence over how, when, or whether to effect such purchase or sale, but does allow this discretion to be exercised by a broker or other authorized third party (provided any broker or authorized third party with such influence does not have access to any material nonpublic information regarding Meta or its securities when exercising such influence). The type of transaction activity under the 10b5-1 Trading Plan must not violate the terms of the Insider Trading Policy, for example, the restrictions on hedging, short sales, or transactions in derivative securities. For the avoidance of doubt, the 10b5-1 Trading Plan may provide for transactions in shares underlying RSUs granted by Meta following the date of adoption of the 10b5-1 Trading Plan (“Future RSU Grants”), provided that the 10b5-1 Trading Plan specifies the amount, price and date of transactions in shares underlying Future RSU Grants.

C.Timeframe for Adoption, Modification or Termination

The 10b5-1 Trading Plan is adopted, Modified (as defined below), or terminated (i) only when the person is not in possession of material nonpublic information concerning the company or its securities and (ii) not subject to a Closed Trading Period (whether a Regular Closed Trading Period or a Special Closed Trading Period). For purposes of this policy, the terms “Modified” and “Modification” shall be defined to include any modification or change to the amount, price or timing of the purchase or sale of securities under a 10b5-1 Trading Plan (including, but not limited to: (i) adding or subtracting shares from the plan, (ii) changing the limit or sales prices contained in the plan, (iii) adding trading language to the plan, (iv) changing the trading dates or duration of the plan, or (v) changing vesting calculations, even if the result of errors). Administrative or other immaterial changes that do not affect the amount, price or timing of purchases or sales under the plan (including, but not limited to: (i) correcting grant identifiers, or (ii) correcting typos or other scriveners errors) do not constitute a "Modification.” In addition, re-assignment of a plan to another broker will not constitute a "Modification" provided such re-assignment does not result in any change to existing purchase or sale instructions. In the event of any dispute, the 10b5-1 Compliance Officer shall determine whether a change to a plan is deemed a Modification. Modifications should be made infrequently.

D.No Violations of Section 16 or Rule 144

The trades under the 10b5-1 Trading Plan do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933, as amended.

E.Prompt Third-Party Confirmations

The financial institution administering the 10b5-1 Trading Plan must agree to provide prompt confirmation to Meta of any proposed modification, suspension, termination or other change of the 10b5-1 Trading Plan.

F.Legal Expenses

If a proposed 10b5-1 Trading Plan contains complex provisions, Meta may condition its review on participant’s agreement to pay Meta’s expenses for legal advice related to the review process. Additionally, if a proposed 10b5-1 Trading Plan contains complex provisions, Meta’s review may be subject to delay.

G.Termination or Suspension Right in Favor of the Company

The 10b5-1 Trading Plan must provide that Meta can terminate or suspend the 10b5-1 Trading Plan, in its sole discretion, by notice to the financial institution and the participant. The 10b5-1 Trading Plan must also provide Meta with the right to suspend sales due to regulatory requirements, including Regulation M under the Exchange Act, or for other reasons such as lock up agreements in connection with underwritten public offerings.

H.Prior Notice to the Company and Company Acknowledgement

A copy of the 10b5-1 Trading Plan, and any subsequent Modification or other change thereto, must be provided to the 10b5-1 Compliance Officer (or in the case of the 10b5-1 Compliance Officer, to the CFO) on the time frame specified by the 10b5-1 Compliance Officer or the Meta legal department to allow for approval pursuant to the Insider Trading Policy. If the 10b5-1 Compliance Officer does not acknowledge the plan or any subsequent Modification or other change thereto within ten (10) business days of delivery (whether acknowledged by signature, email approval or delivery of an issuer certificate or similar instrument), the plan or Modification or other change will not be deemed to be pre-approved under the Insider Trading Policy.

I.Commencement of Trading

Trades under the 10b5-1 Trading Plan, or any subsequent Modification thereto, do not commence until (i) for employees other than members of the Board of Directors and Section 16 Officers, at least ninety (90) days have elapsed from the date the 10b5-1 Trading Plan, or any such Modification, as the case may be, is entered into by the plan participant and broker (the “signing date”) and (ii) for members of the Board of Directors and Section 16 Officers, the later of ninety (90) days after the signing date or two (2) business days following disclosure of Meta's financial results on Form 10-K or Form 10-Q for the fiscal quarter in which the signing date occurred, provided that in no event shall such date be more than 120 days from the signing date (the periods set forth in (i) and (ii), each a “Cooling-Off Period”) (and provided in each case that such plan or Modification is acknowledged by the 10b5-1 Compliance Officer pursuant to the Insider Trading Policy within ten (10) business days of the signing date).

III.Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Meta legal department.

IV.Amendments and Waivers

Amendments to, or waivers under, this policy may be approved by action of the Board of Directors or the Compensation, Nominating & Governance Committee. In addition, the 10b5-1 Compliance Officer may approve waivers under this policy after consulting with legal counsel. The 10b5-1 Plan Standards attached as Exhibit A may be amended or waived by the Board of Directors, the Compensation, Nominating & Governance Committee or the 10b5-1 Compliance Officer.

EXHIBIT A

Meta’s 10b5-1 Plan Standards

(Amended January 29, 2023)

1.Specialized 10b5-1 Broker: Employees and directors who wish to enter into 10b5-1 plans must use Charles Schwab for execution of such plans. This aligns with Meta’s use of Charles Schwab as Meta’s sole broker for the Meta equity program. By limiting employees and directors to the selected broker for this purpose, Meta hopes to reduce employee fees, facilitate use of 10b5-1 plans by all interested employees, ease administration of plans, and enable the execution of transactions in a more orderly fashion. Charles Schwab shall provide a form of 10b5-1 plan document for use by employees and directors, as discussed further in Section 2, below.

2.Overlapping Plans; Specific Plan Standards for the Broker: Each individual can only have one (1) active trading plan in place at a time. In addition, each individual can only have one (1) “single trade” 10b5-1 trading plan during any 12-month period. If you control, or direct or influence investment decisions of, any trust or other entity, you may not enter into a separate trading plan for the trust or other entity, but you may include the shares held by such trust or other entity in your individual plan.

In addition, notwithstanding the foregoing, an individual may enter into a second trading plan so long as such second plan does not begin trading until after all trades under the first plan are completed or expired without execution.

Plans with Charles Schwab typically utilize specified determinants regarding date(s), prices(s), start and end dates and share amounts to be sold under the 10b5-1 plan using a template provided by Charles Schwab. Plans with Charles Schwab cannot include determinants that are derived through employee or director-provided formulas or algorithms, but can include volume weighted average price (VWAP).

3.Number of Shares: There is no limitation on the number of shares that a 10b5-1 plan can cover; however, each individual share of stock can only be covered by one (1) 10b5-1 plan. In addition, there must be a sufficient number of shares in the 10b5-1-related brokerage account to cover any balance of shares available for sale under the applicable 10b5-1 plan.

4.Duration: A 10b5-1 plan cannot have a duration longer than two years.

5.Absolute Discretion of the 10b5-1 Compliance Officer: The 10b5-1 Compliance Officer shall have absolute discretion to suspend an employee or director’s eligibility under this policy or otherwise take appropriate measures in the event that an employee or director appears to be cancelling or modifying their plan(s) in a serial fashion and/or in a manner that is not in keeping with the spirit of Rule 10b5-1.

6.Further Guidance for Section 16 Officers: Employees designated by Meta as subject to the disclosure requirements of Section 16 of the Securities and Exchange Act of 1934, as amended, and directors should be mindful of SEC filing requirements and stockholder concerns when designing their 10b5-1 plans.